Exhibit 107

Calculation of Filing Fee Table

 F-3

(Form Type)

Mesoblast Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Aggregate Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares	457(o)		(2)		(3)	$125,000,000	(4)	0.00011020		$13,775
Fees Previously Paid
	Total Offering Amounts							$125,000,000	(4)			$13,775
	Total Fees Previously Paid										$
	Total Fee Offsets										$
	Net Fee Due											$13,775

(1)

In the form of American Depositary Shares (as evidenced by American Depositary Receipts, each representing five ordinary shares) have been registered on a separate registration statement on Form F-6 filed on October 9, 2015 (File No. 333-207378).

(2)	The registrant is registering an indeterminate number of the securities of the registrant as may from time to time be offered at unspecified prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(3)	The proposed maximum aggregate offering price per ordinary share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to Instruction 2.A.ii.b. to the Calculation of Filing Fee Tables and Related Disclosure of Item 9(b) of Form F-3 under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The maximum aggregate offering price of all securities covered by this Registration Statement will not exceed $125,000,000.